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EXHIBIT 5.1

                       [PEPPER HAMILTON LLP LETTERHEAD]

May 27, 2000

ViroPharma Incorporated
405 Eagleview Boulevard
Exton, Pennsylvania 19341

RE: REGISTRATION STATEMENT OF FORM S-3

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of (i) $180,000,000 principal amount of 6% Convertible Subordinated Notes due 2007 ("Notes") and
(ii) such indeterminate number of shares of Common Stock, $0.002 par value per share, issuable upon conversion of the Notes (the "Conversion Shares"), of ViroPharma Incorporated, a Delaware corporation (the "Company"), all of which Notes and Conversion Shares, if and when sold, will be sold by certain securityholders of the Company (the "Selling Securityholders").

     We have examined a signed copy of the Registration Statement and signed copies of all Exhibits thereto requiring siganture, including but not limited to the Indenture dated as of March 1, 2000 of ViroPharma Incorporated to Summitt Bank as Trustee, the Rule 144A Global Note No. G-1 in principal amount of U.S. $149,900,000 dated March 1, 2000, the Definitive Note P-1 in the principal amount of $100,000 dated March 1, 2000 and the Rule 144A Global Note No. G-2 in principal amount of U.S. $30,000,000 dated March 8, 2000, forms of which have been filed with the Commission. We have also examined and relied upon copies of minutes of meetings of the Board of Directors of the Company, a copy of the By-Laws of the Company, as amended, and a copy of the Amended and Restated Certificate of Incorporation of the Company.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, facsimile or photostatic copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

     We express no opinion herein as to the laws of any state or jurisdiction other than the Delaware General Corporation Law, the state laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America. To the extent that any other laws govern the matters as to which we are opining herein, we have assumed that such laws are identical to the state laws of the Commonwealth of Pennsylvania, and we are expressing no opinion herein as to whether such assumption is reasonable or correct. We note in this regard that the Notes state that they are to be governed by the laws of the State of New York.

     Our opinion in paragraph 1 below is qualified to the extent that it may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws affecting the rights of creditors generally and (ii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of good faith, reasonableness and fair dealing. We express no opinion as to the enforceability of any provision of any of the Notes that purports to select the laws by which it or any other agreement or instrument is to be governed. Furthermore, we express no opinion as to the availability of any equitable or specific remedy, or as to the successful assertion of any equitable defense, upon any breach of any agreements or documents or obligations referred to therein, or any other matters, inasmuch as the availability of such remedies or defenses may be subject to the discretion of a court.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The Notes have been duly and validly authorized and issued and are binding obligations of the Company; and

     2. The Conversion Shares have been duly and validly authorized and, when issued upon conversion of the Notes in accordance with the terms of such Notes, will be validly issued, fully paid and non-assessable.

     It is understood that this opinion is to be used only in connection with the offer and sale of the Notes or the Conversion Shares while the Registration Statement is in effect.

     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.


                              Sincerely,

                              PEPPER HAMILTON LLP

                              /s/ PEPPER HAMILTON LLP